Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Custom Q, Inc

We hereby consent to the inclusion in this Registration Statement on Form S-1, of our report dated December 31, 2008, of Custom Q, Inc., relating to the consolidated financial statements as of September 30, 2008 and for the period from inception to September 30, 2008, and to the reference to our firm under the caption "Experts" in the Registration Statement.

/s/ M&K CPAS, PLLC
Houston, Texas
March 4, 2009